Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Third Quarter Pre-tax Profit of $6.1 million

COCONUT CREEK, FL — November 2, 2021 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported third quarter total revenues of $70.8 million and pre-tax profit of $6.1 million. For the three months ended September 30, 2021, aggregate lease rent and maintenance reserve revenues were $56.6 million and spare parts and equipment sales were $5.1 million. The Company reported increased total revenues in the third quarter when compared to the prior year period, primarily due to an increase in lease rent revenue and gain on sale of leased equipment partially offset by a reduction in long-term maintenance revenue.

“We are encouraged to see some of the early stages of a recovery reflected in our improved quarterly performance,” said Charles F. Willis, Chairman and CEO. “While we are still a long way from a pre-COVID environment, and many hurdles still exist on that path, we are pleased to see our customers beginning to use the equipment they have more and increasingly requesting additional support. The aviation industry is important to the global recovery, and we are proud to be part of it.”

“The continuing recovery of our airline and MRO customers, and the industry in general, has had a direct impact on our own success,” said Brian R. Hole, President. “And we believe our airline customers will continue to benefit from leveraging our scale and diversity of product and service offerings, whether in the form of capital, lease assets or technical and asset management services, as they focus on the huge task of repaying government loans while working feverishly to return whole fleets from storage.”

Third Quarter 2021 Highlights (at or for the periods ended September 30, 2021, as compared to September 30, 2020, and December 31, 2020):

•Lease rent revenue increased to $32.9 million in the third quarter of 2021, compared to $30.0 million in the third quarter of 2020 primarily reflecting an increase in the number of engines acquired and placed on lease.
•Maintenance reserve revenue was $23.7 million in the third quarter of 2021, a decrease of 26.8% compared to $32.3 million in the same quarter of 2020. The decline in maintenance revenue was primarily influenced by lower long-term maintenance revenue, which is associated with engines returning from long-term lease, and increase in short-term maintenance revenue, which results from usage of the assets we have on short-term lease. Long-term maintenance reserve revenue was $18.6 million in the third quarter of 2021, compared to $30.6 million in the comparable prior period, and short-term maintenance reserve revenue was $5.0 million in the third quarter of 2021, compared to $1.7 million in the prior year period.
•Spare parts and equipment sales increased to $5.1 million in the third quarter of 2021, compared to $2.9 million in the third quarter of 2020. The increase in spare parts sales was driven by improved industry wide demand compared to the prior year period.
•Gain on sale of leased equipment was $2.4 million in the third quarter of 2021 reflecting the sale of six engines, one airframe and other parts and equipment. There was no gain on sale of leased equipment in the third quarter of 2020.
•Other revenue increased by $1.3 million to $6.7 million in the third quarter of 2021, compared to $5.4 million in the third quarter of 2020, primarily reflecting interest income from our notes receivable and other service-related fees.
•Income before income taxes was $6.1 million in the third quarter of 2021, compared to $6.0 million in the third quarter of 2020.
•Our aggregate lease assets, inclusive of our equipment held for operating lease and notes receivable, at September 30, 2021 and 2020 was $2,167.4 million and $1,776.1 million, respectively, a 22.0% year-over-year increase.

•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, was $2,513.6 million at September 30, 2021. As of September 30, 2021, the Company also managed 488 engines, aircraft and related equipment on behalf of other parties.
•The Company maintained $397 million of undrawn revolver capacity at September 30, 2021.
•Diluted weighted average earnings per common share were $0.32 for the third quarter of 2021, compared to $0.35 in the third quarter of 2020.
•Book value per diluted weighted average common share outstanding increased to $60.45 at September 30, 2021, compared to $59.40 at December 31, 2020.

Balance Sheet

As of September 30, 2021, the Company’s $1.971 billion equipment held for operating lease portfolio and $196.1 million notes receivable represented 313 engines, eight aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2020, the Company’s $1.887 billion equipment held for operating lease portfolio and $158.7 million notes receivable represented 291 engines, eight aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity and the COVID-19 pandemic; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
REVENUE
Lease rent revenue	$32,908	$30,025	9.6%	$96,859	$114,874	(15.7)%
Maintenance reserve revenue	23,659	32,302	(26.8)%	60,749	82,816	(26.6)%
Spare parts and equipment sales	5,091	2,888	76.3%	13,226	14,848	(10.9)%
Gain on sale of leased equipment	2,440	—	100.0%	2,440	1,367	78.5%
Asset transition fee	—	—	—%	6,256	—	100.0%
Other revenue	6,693	5,398	24.0%	18,858	13,300	41.8%
Total revenue	70,791	70,613	0.3%	198,388	227,205	(12.7)%

EXPENSES
Depreciation and amortization expense	21,274	24,022	(11.4)%	68,755	71,176	(3.4)%
Cost of spare parts and equipment sales	3,921	4,125	(4.9)%	11,008	13,461	(18.2)%
Write-down of equipment	—	5,245	(100.0)%	4,113	14,371	(71.4)%
General and administrative	18,662	16,461	13.4%	54,312	51,256	6.0%
Technical expense	2,524	827	205.2%	6,130	3,422	79.1%
Net finance costs:
Interest expense	18,325	15,351	19.4%	50,331	47,136	6.8%
Loss on debt extinguishment	—	—	—%	—	4,688	(100.0)%
Total net finance costs	18,325	15,351	19.4%	50,331	51,824	(2.9)%
Total expenses	64,706	66,031	(2.0)%	194,649	205,510	(5.3)%

Earnings from operations	6,085	4,582	32.8%	3,739	21,695	(82.8)%
Earnings (loss) from joint ventures	21	1,457	(98.6)%	(1,183)	2,612	(145.3)%
Income before income taxes	6,106	6,039	1.1%	2,556	24,307	(89.5)%
Income tax expense	3,222	3,055	5.5%	946	11,665	(91.9)%
Net income	2,884	2,984	(3.4)%	1,610	12,642	(87.3)%
Preferred stock dividends	819	819	—%	2,431	2,440	(0.4)%
Accretion of preferred stock issuance costs	21	21	—%	63	63	—%
Net income (loss) attributable to common shareholders	$2,044	$2,144	(4.7)%	$(884)	$10,139	(108.7)%

Basic weighted average earnings (loss) per common share	$0.33	$0.36		$(0.14)	$1.70
Diluted weighted average earnings (loss) per common share	$0.32	$0.35		$(0.14)	$1.66

Basic weighted average common shares outstanding	6,189	5,985		6,135	5,954
Diluted weighted average common shares outstanding	6,363	6,084		6,135	6,104

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$15,092	$42,540
Restricted cash	56,477	36,385
Equipment held for operating lease, less accumulated depreciation	1,971,252	1,886,613
Maintenance rights	22,511	20,097
Equipment held for sale	11,057	2,850
Receivables, net of allowances	42,595	28,269
Spare parts inventory	53,556	59,434
Investments	53,153	53,275
Property, equipment & furnishings, less accumulated depreciation	30,800	31,753
Intangible assets, net	1,202	1,246
Notes receivable	196,146	158,708
Other assets	47,047	43,778
Total assets	$2,500,888	$2,364,948

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$50,124	$26,977
Deferred income taxes	118,941	116,838
Debt obligations	1,814,208	1,693,753
Maintenance reserves	61,482	82,484
Security deposits	22,915	19,522
Unearned revenue	12,590	11,637
Total liabilities	2,080,260	1,951,211

Redeemable preferred stock ($0.01 par value)	49,785	49,722

Shareholders’ equity:
Common stock ($0.01 par value)	66	66
Paid-in capital in excess of par	15,653	13,696
Retained earnings	354,486	355,370
Accumulated other comprehensive income (loss), net of tax	638	(5,117)
Total shareholders’ equity	370,843	364,015
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,500,888	$2,364,948